As filed with the Securities and Exchange Commission on March 5, 1999
                           Registration No. 333-69687


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                               Amendment No. 2 to
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                                  MEDQUIST INC.
             (Exact Name of Registrant as Specified in Its Charter)


                New Jersey                                  22-2531298
     -------------------------------                    -------------------
     (State or Other Jurisdiction of                     (I.R.S. Employer
      Incorporation or Organization)                    Identification No.)


                              Five Greentree Centre
                                    Suite 311
                            Marlton, New Jersey 08053
                                 (609) 596-8877
    ------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                ---------------

                                 John M. Suender
              Senior Vice President, General Counsel and Secretary
                                  MedQuist Inc.
                              Five Greentree Centre
                                    Suite 311
                            Marlton, New Jersey 08503
            ---------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                ---------------

       Approximate date of commencement of proposed sale of the securities to the public:
                        As soon as practicable after the
                    Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

     If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /_/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/


                                          CALCULATION OF REGISTRATION FEE
====================================================================================================================
    Title Of Each Class      Amount of Additional     Proposed Maximum          Proposed
     Of Securities To          Securities To Be        Offering Price            Maximum               Amount Of
       Be Registered              Registered              Per Unit            Offering Price        Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value      142,030 (1)(2)           $34.09 (3)          $4,842,803 (3)(4)         $1,347 (4)
====================================================================================================================

(1) This Registration Statement covers shares owned by certain selling shareholders which shares may be offered from time to time by the selling shareholders.
(2) This Amendment No. 2 relates to an additional 142,030 shares to be offered pursuant to this Registration Statement on Form S-3. A total of 942,030 shares of MedQuist Common Stock will be registered pursuant to this Registration Statement on Form S-3. A filing fee for 800,000 of the 942,030 shares to be offered pursuant to this Registration Statement on Form S-3 was previously paid on December 24, 1998 in connection with the Registrant's filing of this Registration Statement on Form S-3. Such filing fee was $6,776.53 and was based upon the average of the bid and asked price of the Common Stock on the Nasdaq National Market on December 17, 1998, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
(3) Based upon the average of the bid and asked price of the Common Stock on the Nasdaq National Market on March 2, 1999, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
(4) The proposed maximum offering price and the amount of the registration fee relate to the 142,030 additional shares to be offered pursuant to this Registration Statement on Form S-3.


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(A), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   Subject to Completion, Dated March 5, 1999


PROSPECTUS


                                 [MEDQUIST LOGO]


                                 942,030 Shares
                                  Common Stock


     Mr. Jeffrey Krieger and Medico Transcription Services, Inc., shareholders of MedQuist Inc., are offering and selling 942,030 shares of MedQuist common stock pursuant to this prospectus. MedQuist will not receive any proceeds from the sale of common stock by Mr. Kreiger or Medico.


     Prospective purchasers should consider the "Risk Factors" beginning on page 2.


     Mr. Krieger and Medico may sell their MedQuist common stock in one or more transactions on the Nasdaq National Market at market prices prevailing at the time of sale or in private transactions at negotiated prices.


     MedQuist common stock trades on the Nasdaq National Market under the symbol "MEDQ".





Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is March ___, 1999.

                                Table of Contents

                                                                           Page
                                                                           ----

The Company...................................................................1

Risk Factors..................................................................2

Forward-Looking Statements....................................................8

Where You Can Find More Information...........................................9

Selected Supplemental Financial Data.........................................11

Use of Proceeds..............................................................14

Selling Shareholders.........................................................14

Plan of Distribution.........................................................14

Legal Matters................................................................16

Experts......................................................................16

     You should rely only on the information incorporated by reference or provided in this prospectus. MedQuist has not authorized anyone else to provide you with different information. Neither Mr. Krieger nor Medico will make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

                                   The Company

Background

     MedQuist is a leading national provider of transcription services to the healthcare industry. MedQuist employs more than 6,000 trained transcriptionists who utilize MedQuist's proprietary software to convert medical dictation into electronically formatted patient records which health care providers use in connection with patient care and for other administrative purposes. MedQuist's customized services enable clients to improve the accuracy of transcribed medical reports, reduce report turnaround times, shorten billing cycles and reduce overhead and other administrative costs.

     MedQuist was incorporated in New Jersey in 1984 and reorganized in 1987 as a group of out-patient healthcare businesses affiliated with a non-profit health care provider. By the end of 1995, MedQuist had divested all of its non-medical transcription businesses. Since May 1994, MedQuist has acquired 18 medical transcription companies.

Address and Telephone Number of MedQuist

     MedQuist's executive offices are located at Five Greentree Centre, Suite 311, Marlton, New Jersey, 08053 and the telephone number for MedQuist is
(609) 596-8877.

                                  Risk Factors


     In considering whether to acquire MedQuist common stock, you should consider carefully the risks associated with the ownership of MedQuist common stock. These risks are described in detail below.

     Our growth strategy includes acquisitions and if we are unable to make acquisitions, or if those acquisitions are not successful, it could have a material adverse effect on our business, financial condition and results of operations

     As part of our growth strategy, we have made, and plan to continue to make acquisitions of other companies. We may not be able to make acquisitions in the future. In addition, any acquisition that we make could have a material adverse effect on our business, financial condition and results of operations. Future acquisitions are subject to many risks, including the risks that

     o    we may not be able to identify suitable companies to buy;

     o we may not be able to purchase companies at favorable prices, or at all;

     o we may not be able to obtain financing on favorable terms, or at all, to pay for future acquisitions and;

     o we may not be able to effectively integrate the acquired businesses or technologies into our operations.

In addition, in order to consummate future acquisitions, we may be required to borrow money or incur other liabilities, which could have a material adverse effect on our liquidity and capital resources. We may also be required to issue additional shares of stock, which could result in dilution to our shareholders.

     Our success depends on our key personnel and, if we are not able to retain them, it could have a material adverse effect upon our business, financial condition or results of operations

     We believe that our success is dependent upon the continued employment of our senior management team. The loss of services of David A. Cohen, our chief executive officer, or John A. Donohue, our chief operating officer, for any reason could have a material adverse effect upon our business, financial condition or results of operations.

     New services or products using new technologies, such as voice recognition, could render our services obsolete

     The introduction of competing services or products incorporating new technologies, such as voice recognition capabilities or other alternative means of data entry, could render some or all of our services obsolete. If we are not successful in improving our current services and developing new services that keep pace with technological developments on a timely basis, our business, financial condition and results of operations will be materially and adversely affected. In addition, we cannot assure you that any improvements or new services will achieve market acceptance.

     Our success depends upon qualified transcriptionists and if we are not able to hire and retain qualified transcriptionists, it could have a materially adverse effect on our business

     Our success also depends, in part, upon our ability to attract and retain qualified transcriptionists who can provide the accuracy and turnaround time required by our customers. Competition for transcriptionists is intense. If we are not able to attract and retain qualified transcriptionists, it could have a materially adverse effect on our business, financial condition and results of operations.

     If federal or state officials successfully challenge our treatment of our at-home transcriptionists as independent contractors, we may have to pay or incur additional employment costs, taxes and penalties which could have a material adverse effect on our business, financial condition and results of operations

     We treat most of our at-home transcriptionists as independent contractors for state tax, benefits and unemployment purposes and as statutory employees for federal income tax and social security tax purposes. However, we treat at-home transcriptionists who came to work for us as a result of our acquisition of MRC as employees for state tax, benefits, unemployment, federal income tax and social security tax purposes. If federal or state officials successfully challenge our position regarding treatment of at-home transcriptionists as independent contractors, we may have to pay or incur additional employment costs, taxes and penalties which could have a material adverse effect on our business, financial condition and results of operations.

     We may experience significant quarterly fluctuations in our operating results which could adversely affect the market price of our common stock.

     Our operating results have fluctuated from quarter to quarter in the past and may continue to do so in the future. These fluctuations adversely affect the market price of our common stock. Quarterly operating results may fluctuate as a result of a variety of factors, including:

     o    changes in demand for our services;
     o    the size and timing of individual customer contracts;
     o    changes in customer budgets;
     o    the size and timing of acquisitions;
     o    the integration of acquired businesses into our operations;
     o    the number and timing of new hires;
     o    long lead-times required to generate revenues from new clients;
     o    competitive conditions in the industry; and
     o    general economic conditions.

Because of the foregoing factors, it is possible that in future quarters our operating results may be below the expectations of stock market analysts and investors which could have a material adverse effect on the price of our common stock.

     If we are not able to maintain our current rate of growth in revenues and profits, it could adversely affect the market price of our common stock.

     Our revenue and profits have grown in recent periods as a result of both internal growth and acquisitions. If we are not able to maintain our current rate of growth in revenues and profits, it could adversely affect the market price of our common stock.

     The market price of our common stock may be volatile

     The market price of our common stock has been, and in the future may be, volatile. Our common stock price may be affected by many factors, including the following:

     o    fluctuations in our operating results;
     o    acquisitions;
     o technological innovations or new products or services by us or our competitors;
     o    government regulation;
     o    health care legislation and reforms; and
     o    general market and economic conditions.

     In addition, the stock market in recent years has experienced extreme price and volume fluctuations. This has resulted in substantial volatility of health care service companies that has often been unrelated to the operating performance of these companies. These or other factors may adversely affect the market price of our common stock.


     We depend on a single line of business and any reduction in demand or increase in competition for our services could have a material adverse effect on our business, financial condition and results of operations

     We anticipate that we will continue to derive our future revenues solely from providing transcription services to hospitals and other health care organizations. A reduction in demand or an increase in competition in the market for our transcription services could have a material adverse effect on our business, financial condition and results of operations.


     Changes in the health care industry could adversely affect the demand for our services or the amounts we are paid for our services

     The health care industry is subject to changing political, economic and regulatory influences that could adversely affect the demand for our services or the amounts we are paid for our services. Many federal and state legislators from time to time propose programs to reform the United States health care system at both the federal and state level. These programs may contain proposals to increase governmental involvement in health care, lower reimbursement rates and otherwise change the environment in which providers operate. Health care providers may react to these proposals and the uncertainty surrounding these proposals by curtailing outsourcing arrangements or deferring decisions regarding the use of outsourced services.

     In addition, in response to the changes in the health care industry, many health care providers are consolidating to create larger health care delivery organizations. This consolidation reduces the number of potential customers for our services and increases the bargaining power of these organizations. This increased bargaining power could reduce the amounts we are paid for our services. The impact of these developments in the health care industry is difficult to predict and could have a material adverse effect on our business, operating results and financial condition.

     Our plans to expand into new markets, such as outpatient clinics and physician practice groups and direct patient care departments within hospitals, may not be successful

     We plan to expand into new markets such as outpatient clinics and physician practice groups and direct patient care departments within hospitals. Our business, operating results and financial condition may be materially and adversely affected if our efforts to expand into new markets are not successful. To date, our services have been purchased primarily by the medical records departments of hospitals. However, health care services are increasingly being provided at sites other than hospitals, such as outpatient clinics and physician practice groups. We intend to attempt to increase our limited presence in these non-hospital markets. In addition, we intend to market our services to direct patient care departments within hospitals. Our plans to expand into these new markets may not be successful for many reasons, including the following:

     o    we have limited experience in these new markets;
     o we may find that significant modifications to our services are necessary in order for our services to be useful to customers in these new markets;
     o    we may have to reduce our prices; and
     o    we will have to establish new contacts.

     We compete with many suppliers in the transcription services industry

     We compete with over an estimated 1,500 medical transcription service companies in the United States. These companies offer services that are similar to ours and compete with us for the same customers and qualified transcriptionists. We also compete with the in-house transcription staffs of potential customers. Increased competition may result in lower prices for our services, higher payroll costs, reduced operating margins and the inability to increase our market share, any of which would have a material adverse effect on our business, financial condition and results of operations.

     Although many of our competitors are small local or regional companies, several of our competitors are large national companies including Transcend Services, Inc., Rodeer Systems, Inc., and a subsidiary of Harris Corp. In addition, we anticipate increasing competition from other large companies that were not traditionally in the medical transcription business, such as IDX Systems Corporation. These current and potential competitors may have substantially greater financial, technical and marketing resources than us. As a result, these competitors may be able to respond more quickly to evolving technological developments or changing customer needs or to devote greater resources to the development, promotion or sale of their services.

     In addition, competition may increase due to consolidation of transcription companies. Current and potential competitors may establish cooperative relationships with third parties to increase the ability of their services to address the needs of our current and prospective customers.

     We may not be able to protect our proprietary rights

     Our success depends on the software underlying our services. We consider this software to be proprietary. If our competitors copy our software or independently develop software similar to ours, it could materially adversely affect our business, financial condition and results of operations. Although we seek to protect this software by a combination of copyright and trademark law, trade secrets, confidentiality agreements and contractual provisions, unauthorized parties may attempt to copy some or all of our software or to obtain and use information that we regard as proprietary. We have no patents or patent applications pending, and existing trade secrets and copyright laws afford only limited protection. Policing unauthorized use of our software is difficult. We may have to resort to litigation to enforce our proprietary rights. This litigation could be very expensive and divert our management and key personnel from their normal responsibilities. We cannot assure you that we would prevail in any litigation.

     We may infringe the proprietary rights of others

     Other persons or companies may claim that we are violating their proprietary rights. Any claims, with or without merit, can be time-consuming and expensive to defend. In addition, we may be required to enter into royalty or licensing agreements or cease the infringing activities. If we fail to obtain those agreements or become involved in claims or litigation, it could have a material adverse effect on our business, results of operations and financial condition.

     We may be subject to material liability if we fail to comply with confidentiality requirements

     We are subject to various laws, regulations and contractual provisions regarding the confidentiality of medical information. We may be subject to material liability if we fail to comply with confidentiality requirements.

     Our systems may not be Year 2000 compliant which could result in an inability to transcribe medical records, send invoices or engage in similar normal business activities for a period of time after January 1, 2000 which could materially and adversely affect our business, operating results and financial position

     We may experience system failures and disruptions of operations if the systems on which we depend to conduct our operations are not Year 2000 compliant. This could result in an inability to transcribe medical records, send invoices or engage in similar normal business activities for a period of time after January 1, 2000 . We rely on our computer, digital dictation, software, telephone and other systems in operating and monitoring all aspects of our business. We also rely heavily on the systems of our customers, suppliers and other organizations with which we do business. If these systems are not Year 2000 complaint, our business, operating results and financial position could be materially and adversely affected.

     Anti-takeover provisions may make it more difficult for a third party to acquire control of us, could adversely affect the market price of our common stock and could reduce the amount that shareholders might receive if we are sold

     Anti-takeover provisions contained in New Jersey law and in our charter, bylaws and contracts could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to shareholders. These provisions could adversely affect the market price of our common stock and could reduce the amount that shareholders might receive if we are sold. These anti-takeover provisions include the following:

     o New Jersey law prohibits us from entering into certain business combination transactions with any shareholder which owns 10% or more of our outstanding voting securities, except under limited circumstances.

     o Our charter gives our board of directors the authority to issue shares of preferred stock without shareholder approval. Any preferred stock could have rights, preferences and privileges that could adversely affect the voting power and the other rights of the holders of our common stock.

     o Our charter provides for staggered terms for the members of the board of directors, with each board member serving a staggered three year term.

     o We have entered into severance arrangements with most of our senior management which provide for payments upon a change in control.

     o Options to purchase our stock will immediately become exercisable upon a change in control.


                           Forward-Looking Statements

     Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words. MedQuist's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, including but not limited to the risks described below. See "Risk Factors" on page 2. When considering these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

                       Where You Can Find More Information

     MedQuist Inc. files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information MedQuist files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. MedQuist's SEC filings are also available on the SEC's Internet site (http://www.sec.gov).

     MedQuist has filed a registration statement on Form S-3 to register the shares of MedQuist common stock offered under this prospectus. This prospectus is a part of the registration statement on Form S-3 and constitutes a prospectus of MedQuist. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement on Form S-3 or the exhibits to the registration statement on Form S-3.

     The SEC also allows MedQuist to "incorporate by reference" the information it files with the SEC, which means MedQuist can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by MedQuist with the SEC updates and supersedes this prospectus.

This prospectus incorporates important business and financial information about MedQuist that is not included in or delivered with this prospectus. Copies of any of that information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests for those documents should be directed to the Corporate Secretary, MedQuist Inc., Five Greentree Centre, Suite 311, Marlton, New Jersey, 08053, and telephone requests may be directed to the Corporate Secretary at (609) 596-8877.

     The following documents previously filed by MedQuist with the SEC pursuant to the Exchange Act are incorporated herein by this reference:

                SEC Filings                                    Period
-----------------------------------------------     ----------------------------
Annual Report on Form 10-K (including those         Year ended December 31, 1997
portions of MedQuist's proxy statement for its 1998 annual meeting of shareholders incorporated by reference to the Annual Report on Form 10-K)


Quarterly Reports on Form 10-Q (as amended)         Quarters ended March 31,
                                                    1998, June 30, 1998 and
                                                    September 30, 1998

                SEC Filings                                    Period
-----------------------------------------------     ----------------------------
Current Reports on Form 8-K                         Filed on May 13, 1998,
                                                    June 12, 1998, June 29,
                                                    1998, September 29, 1998,
                                                    December 15, 1998 and
                                                    March 1, 1999


Registration Statement on Form 8-A filed            Filed on March 11, 1992
pursuant to Section 12(g) of the Exchange Act

     All documents filed by MedQuist pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date that document is filed.

                      Selected Supplemental Financial Data
                      (In thousands, except per share data)

     The following data is supplemental to reflect the retroactive restatement of MedQuist's financial statements for its November 30, 1998 acquisition of TL of Florida and its December 10, 1998 acquisition of MRC, both of which were accounted for as pooling of interests and does not include (i) the transaction costs of approximately $9,500 related to the TLF and MRC acquisitions or (ii) the restructuring costs associated with severance for former MRC employees and the closing of duplicate facilities of approximately $6,500, which was charged to expense in the quarter ended December 31, 1998. Signal and TL of Florida were "S" corporations prior to their mergers with MedQuist, and accordingly, the supplemental statements of operations data does not include a provision for income taxes on their income. See Note 1 to the Supplemental Consolidated Financial Statements.

     MedQuist derived the following financial information from the audited supplemental financial statements for the years ended December 31, 1995, 1996 and 1997 and from the unaudited supplemental financial statements for the years ended December 31, 1993 and 1994 and for the nine months ended September 30, 1997 and 1998. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. This information is only a summary and you should read it in conjunction with MedQuist's supplemental financial statements and related notes included elsewhere in this Prospectus and other information MedQuist has filed with the SEC. See "Where You Can Find More Information."


                                                                                                         Nine Months Ended
                                                             Year Ended December 31,                       September 30,
                                             -------------------------------------------------------    --------------------
                                               1993        1994       1995        1996        1997        1997        1998
                                             -------     -------    --------    --------    --------    --------    --------
Statement of Operation Data:
   Revenues..............................    $29,738     $59,228    $109,657    $152,109    $216,158    $158,182    $199,790
                                             -------     -------    --------    --------    --------    --------    --------

   Costs and expenses:
   Costs of revenues.....................     24,404      46,873      86,265     118,359     168,596    123,112      154,041
   Selling, general and administrative...      5,635       6,184       9,144      12,527      15,001     10,692       12,831
   Depreciation..........................      3,205       2,581       5,752       7,372      10,339      7,454        9,470
   Amortization..........................         12         264         896       3,150       5,652      4,090        2,794
   Nonrecurring merger costs.............         --          --         347         644       2,075         --        2,182
                                             -------     -------    --------    --------    --------    --------    --------
              Total operating expenses...     33,256      55,902     102,404     142,052     201,663    145,348      181,318
                                             -------     -------    --------    --------    --------    --------    --------

   Operating income (loss)...............     (3,518)      3,326       7,253      10,057      14,495     12,834       18,472
   Interest expense (income), net........      1,689       2,648       4,252       2,049         469        362         (211)
                                             -------     -------    --------    --------    --------    --------    --------

   Income (loss) from continuing operations
     before income taxes.................     (5,207)        678       3,001       8,008      14,026     12,472       18,683
   Income tax provision (benefit)........     (1,290)       (529)        640       2,720       5,293      4,573        6,935
                                             -------     -------    --------    --------    --------    --------    --------

   Income (loss) from continuing
     operations..........................     (3,917)      1,207       2,361       5,288       8,733      7,899       11,748
   Discontinued operations...............      3,746       1,612      (1,729)         --          --         --           --
   Extraordinary item....................         --          --        (545)         --          --         --           --
                                             -------     -------    --------    --------    --------    --------    --------

   Net income(loss)......................       (171)      2,819          87       5,288       8,733      7,899       11,748
   Inducement deduction..................         --          --          --        (707)         --         --           --
                                             -------     -------    --------    --------    --------    --------    --------

   Net income (loss) available to common
     shareholders........................      $(171)     $2,819         $87      $4,581      $8,733     $7,899      $11,748
                                             =======     =======    ========    ========    ========    =======     ========

   Basic income (loss) per commons share:
     Continuing operations...............     $(0.33)       $.12       $0.23       $0.22       $0.28      $0.25        $0.36
     Discontinued operations.............        .32        0.17       (0.17)         --          --         --           --
     Extraordinary item..................         --          --       (0.05)         --          --         --           --
     Inducement deduction................         --          --          --       (0.03)         --         --           --
                                             -------     -------    --------    --------    --------    -------     --------
                                              $(0.01)     $(0.29)      $0.01      $(0.19)      $0.28      $0.25        $0.36
                                             =======     =======    ========    ========    ========    =======     ========

   Diluted income (loss) per common share:
     Continuing operations...............     $(0.33)      $0.12       $0.22       $0.20       $0.26      $0.24        $0.34
     Discontinued operations.............       0.32        0.17       (0.16)         --          --         --           --
     Extraordinary item..................         --          --       (0.05)         --          --         --           --
     Inducement deduction................         --          --          --       (0.03)         --         --           --
                                             -------     -------    --------    --------    --------    --------    --------
                                              $(0.01)     $(0.29)      $0.01      $(0.17)      $0.26      $0.24        $0.34
                                             =======     =======    ========    ========    ========    =======     ========

   Balance Sheet Data:
     Working capital.....................    $10,499      $6,453     $13,142     $33,483     $36,302    $31,157      $45,714
     Total assets........................     49,742      85,811      91,191     158,551     173,467    163,987      190,799
     Long-term debt, net of current
       portion...........................     13,480      39,577      23,342       9,964       7,589      8,515        4,982
     Shareholder' equity.................      8,884      12,096      13,065     120,710     131,373     77,061      151,282


                                                                                                         Nine Months Ended
                                                             Year Ended December 31,                       September 30,
                                             -------------------------------------------------------    --------------------
                                               1993        1994       1995        1996        1997        1997        1998
                                             -------     -------    --------    --------    --------    --------    --------
Pro Forma Data:
   Income (loss) reported from continuing
     operations before income taxes, as
     presented...........................    $(5,207)       $678      $3,001      $8,008     $14,026    $12,472      $18,683
   Income tax provision (benefit)........     (1,045)        (40)      1,312       3,357       5,975      5,132        7,405
                                             -------     -------    --------    --------    --------    --------    --------

   Income (loss) from continuing
     operations .........................    $(4,162)       $718      $1,689      $4,651      $8,051     $7,340      $11,278
                                             =======     =======    ========    ========    ========    =======     ========


   Income (loss) from continuing
     operations per share:
     Basic...............................      (0.36)       0.07        0.16        0.19        0.25       0.23         0.34
     Diluted.............................      (0.36)       0.07        0.16        0.18        0.24       0.23         0.33

                                 Use of Proceeds


     All net proceeds from the sale of MedQuist common stock will go to Mr. Jeffrey Krieger and Medico. Accordingly, MedQuist will not receive any proceeds from the sale of the shares by Mr. Krieger or Medico.

                              Selling Shareholders

     The following table provides certain information as of the date of this prospectus regarding Mr. Jeffrey Krieger's and Medico's beneficial ownership of MedQuist common stock prior to and after the sale of the shares offered under this prospectus. Beneficial ownership is determined under the rules of the SEC, and generally includes voting or investment power with respect to securities. All of the shares being offered by Mr. Krieger were acquired by him as a result of MedQuist's acquisition of Transcriptions Limited of Florida, Inc. Mr. Krieger is the former president and former sole shareholder of Transcriptions Limited of Florida, Inc. 80,000 of the 809,000 shares beneficially owned by Mr. Krieger prior to the offering are owned of record by MD Oppenheim, as escrow agent. All of the shares being offered by Medico were acquired by it as a result of MedQuist's acquisition of Medico. 14,203 of the 142,030 shares beneficially owned by Medico are owned of record by Mackie & Reilly, as escrow agent. After the offering, Mr. Krieger and Medico will each own less than one percent of the outstanding MedQuist common stock.



                                        # of Shares Owned        # of Shares Being      # of Shares Owned
                                      Prior to the Offering      Offered  for Sale      After the Offering
                                      ---------------------      -----------------      ------------------
Jeffrey Krieger                              809,000                  800,000                 9,000

Medico Transcription Services, Inc.          142,030                  142,030                  -0-


                              Plan of Distribution


     Mr. Krieger and Medico may offer their shares of MedQuist common stock at various times in one or more of the following transactions:

     o    on the Nasdaq National Market;

     o    in the over-the-counter market;

     o    in negotiated transactions;

     o    in connection with short sales of the MedQuist common stock;

     o by engaging in transactions using options to buy or sell shares of MedQuist common stock;

     o    in a combination of any of the above transactions.


     Mr. Krieger and Medico may sell their shares at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices.

     Mr. Krieger and Medico may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from Mr. Krieger or Medico, or they will receive commissions from purchasers of shares for whom they acted as agents.

     Because Mr. Krieger and Medico may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, Mr. Krieger and Medico will be subject to the prospectus delivery requirements of the Securities Act. MedQuist has informed Mr. Krieger and Medico that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Upon MedQuist being notified by Mr. Krieger or Medico that any material arrangement has been entered into with a broker-dealer for the sale of shares of MedQuist common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing:


     o the name of each selling shareholder and of the participating broker-dealer(s);

     o    the number of shares involved;

     o    the price at which those shares were sold;

     o the commissions paid or discounts or concessions allowed to those broker-dealer(s), where applicable;

     o that those broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     C    other facts material to the transaction.


     In addition, upon MedQuist being notified by Mr. Krieger or Medico that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                                  Legal Matters


     John M. Suender, MedQuist's Senior Vice President and General Counsel has given his opinion that the shares offered by Mr. Jeffrey Krieger and Medico are legally issued, fully paid and non-assessable. As of the date of this prospectus, Mr. Suender beneficially owns 47,320 shares of MedQuist's common stock.


                                     Experts

     The audited supplemental consolidated financial statements of MedQuist Inc. and subsidiaries and the audited consolidated financial statements of MedQuist Inc. and subsidiaries incorporated by reference in this prospectus and elsewhere in this registration statement of which this prospectus is a part, have been audited by Arthur Andersen LLP, independent public accounts, as indicated in their reports with respect thereto, and are included herein and incorporated by reference, respectively, in this prospectus in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of The MRC Group, Inc. and subsidiary and Medical Records Corp. incorporated by reference in this prospectus and elsewhere in this registration statement of which this prospectus is a part, have been audited by Arthur Andersen LLP, independent public accounts, as indicated in their reports with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in giving said reports.

     The combined restated financial statements of Medical Records Corp. and affiliate, incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part, have been audited by Skoda, Minotti, Reeves & Co., independent public accounts, as indicated in their report with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                   Information not Required in the Prospectus

Item 14. Other Expenses of Issuance and Distribution.

     The following table shows the estimated expenses of the issuance and distribution of the securities offered.


         SEC Registration Fee                  $ 8,124*
         Legal fees and expenses                 2,000**
         Accounting fees and expenses            2,000**
         Transfer agent and registrar fees       1,000**
         Printing and Miscellaneous              1,000**
                                               -------
                           TOTAL               $14,124
                                               =======
         -------------------
         *  Actual
         ** Estimated.


Item 15. Indemnification of Directors and Officers

     Section 14A:3-5 of the Business Corporation Act of the State of New Jersey ("NJBCA") permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. Article 10 of the Company's Bylaws provides that the Company, to the full extent permitted by Section 14A:3-5 of the NJBCA, shall indemnify all past and present directors or officers of the Company and may indemnify all past or present employees or other agents of the Company. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such Article 10, or in defense of any claim, issue, or matter therein, he or she shall be indemnified by the Company against expenses in connection therewith. Such expenses shall be paid by the Company in advance of the final disposition of the action, suit or proceeding as authorized by the Company's Board of Directors upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

     The Company has a policy insuring it and its directors and officers against certain liabilities, including liabilities under the Securities Act.

     Reference is made to Item 17 of this Registration Statement for additional information regarding indemnification of directors and officers.

Item 16. Exhibits

4.1 Specimen Stock Certificate (Incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-1 (No. 333-3050) filed with the Commission on April 1, 1996).

5.1      Opinion of John M. Suender, Senior Vice President and General Counsel.*

23.1     Consent of Arthur Andersen LLP, filed herewith.

23.2     Consent of Arthur Andersen LLP, filed herewith.

23.3     Consent of Skoda, Minotti, Reeves & Co., filed herewith.

23.4     Consent of John M. Suender, Senior Vice President and General Counsel.*

24.1     Powers of Attorney. *
----------------------------------
*   Previously filed.

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlton, State of New Jersey, on March 4, 1999.



                                       MEDQUIST INC.


                                       By:            *
                                           ------------------------------------
                                           David A. Cohen
                                           Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 4, 1999 in the capacities indicated:


        Signatures                                  Title
        ----------                                  -----

          *                                 Chairman and Chief Executive Officer
---------------------------------------     (principal executive officer)
      David A. Cohen


  /s/ John R. Emery                         Senior Vice President, Treasurer and
---------------------------------------     Chief Financial Office
      John R. Emery                         (principal financial officer and
                                            principal accounting officer)


          *                                 President, Chief Operating Officer
---------------------------------------     and Director
    John A. Donohoe, Jr.


          *                                 Director
---------------------------------------
    James R. Emshoff


          *                                 Director
---------------------------------------
    William T. Carson

          *                                 Director
---------------------------------------
      Richard J. Censits


          *                                 Director
---------------------------------------
      John T. Casey


          *                                 Director
---------------------------------------
      A. Fred Ruttenberg


          *                                 Director
---------------------------------------
      John H. Underwood


          *                                 Director
---------------------------------------
      Terrence J. Mulligan


          *                                 Director
      R. Timothy Stack
---------------------------------------


          *                                 Director
---------------------------------------
      Edward L. Samek


          *                                 Director
---------------------------------------
      Bruce K. Anderson


          *                                 Director
---------------------------------------
      Richard H. Stowe


* By: /s/ John R. Emery
---------------------------------------
      John R. Emery as Attorney-in-Fact